EXHIBIT 99.1

National Western Life Announces 2006 Third Quarter Earnings

Austin, Texas, November 6, 2006 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today third quarter 2006 consolidated net earnings of $15.4 million, or $4.22 per diluted share, compared with consolidated net earnings of $20.2 million, or $5.53 per diluted share, reported for the third quarter of 2005. Consolidated net earnings for the first nine months of 2006 were $51.7 million, or $14.14 per diluted share, compared with $60.5 million, or $16.64 per diluted share, reported a year ago. The Company's book value per share at September 30, 2006 increased to $253.63.

Earnings from operations, excluding net realized gains on investments(1), totaled $15.3 million, or $4.19 per diluted share, for the third quarter ended September 30, 2006, compared with $19.2 million, or $5.27 per diluted share, for the quarter ended September 30, 2005. For the first nine months of 2006, earnings from operations were $49.6 million, or $13.57 per diluted share, versus $54.0 million, or $14.85 per diluted share, for the first nine months of 2005. During the first quarter of 2006, the Company recorded a charge of $8.1 million, or $2.23 per diluted share, in accordance with stock option accounting standards, pertaining to the implementation of a limited stock buy-back program for option holders. Referring to the results, Mr. Moody noted, "Although our spread of investment income to contract interest credited grew from $120.4 million in the first nine months of 2005 to $122.4 million in 2006, our third quarter results reflect a bit of compression on spreads when compared to last year's third quarter."

Operating revenues, excluding realized investments gains and derivative income (loss), totaled $349.9 million for the first nine months of 2006 compared to $331.4 million for the comparable period in 2005. Commenting, Mr. Moody indicated, "Our life insurance sales increased 31% in the third quarter of this year compared to last year and are 23% ahead year-to-date. This sales growth has been particularly dramatic in our domestic markets, especially with our new equity-indexed universal life product. We are excited by the business momentum we have seen thus far in 2006 and look forward to finishing the year strongly from a sales standpoint."

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 270 employees and 13,000 contracted independent agents, brokers and consultants, and at September 30, 2006, maintained total assets of $6.6 billion, stockholders' equity of $918 million, and life insurance in force of $15.4 billion.

Caution Regarding Forward-Looking Statements:

This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

(1)

The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2006	2005	2006	2005

Revenues:
Revenues, excluding realized investment
gains and derivative income (loss)	$113,858	112,253	349,869	331,442
Derivative income (loss)	15,832	6,344	13,680	(10,056)
Realized gains on investments	190	1,430	3,229	10,014

Total revenues	$129,880	120,027	366,778	331,400

Earnings:
Earnings from operations	$15,302	19,240	49,599	53,960
Net realized gains on investments	124	929	2,099	6,509

Net earnings	$15,426	20,169	51,698	60,469

Basic Earnings Per Share:
Earnings from operations	$4.23	5.33	13.70	14.99
Net realized gains on investments	0.03	0.26	0.58	1.81

Net earnings	$4.26	5.59	14.28	16.80

Basic Weighted Average Shares	3,621	3,610	3,620	3,600

Diluted Earnings Per Share:
Earnings from operations	$4.19	5.27	13.57	14.85
Net realized gains on investments	0.03	0.26	0.57	1.79

Net earnings	$4.22	5.53	14.14	16.64

Diluted Weighted Average Shares	3,655	3,647	3,656	3,634

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President, Chief Financial & Administrative Officer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com